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                                                                      EXHIBIT 99

                                                                    May 19, 2003

CONTACT:  William S. Aichele
          UNIVEST CORPORATION OF PEANNSYLVANIA
          President and Chief Executive Officer
          215-721-2457

FOR IMMEDIATE RELEASE

                    UNIVEST CORPORATION ANNOUNCES COMPLETION
                       OF ACQUISITION OF FIRST COUNTY BANK

Souderton, PA - Univest Corporation of Pennsylvania, parent company of Univest National Bank & Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., today announced the completion of the acquisition of First County Bank merged with and into Univest National Bank and Trust Co.

         In this transaction, Univest acquired all of the outstanding shares of First County Bank common stock for total consideration of $29.5 million. As a result of this acquisition, Univest will operate 33 branches in Bucks and Montgomery County.

         "The completion of this acquisition further enhances Univest's franchise," said William S. Aichele, Univest's President and Chief Executive Officer. "This acquisition adds to our increasingly strong base of operation in Bucks County."

         "First County was created in 1996 to meet the financial needs of consumers and business owners and to set new standards for community banking," said John Harding, Chairman, President and Chief Executive Officer for First County Bank. "Our mission is going to be delivered even better through the expanded capabilities of Univest."

         Univest Corporation and its subsidiaries, Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., provide community support, leadership, and strong performance in the financial services industry to over 25 Bucks and Montgomery County communities.